ASPEN GROUP RESOURCES CORPORATION

(the “Corporation”)

SUPPLEMENTAL MAILING LIST

TO REGISTERED AND BENEFICIAL SHAREHOLDERS:

Canadian securities legislation obliges the Corporation to deliver its interim financial statements to any person or company who submits a written request to the Corporation for such statements.  If you would like your name placed on the supplemental mailing list maintained by the Corporation for this purpose, kindly complete the form below (and if applicable, the Consent Form) and return it to the Corporation at the following address:

ASPEN GROUP RESOURCES CORPORATION

Suite 200, 630 – 4 Avenue S.W.

Calgary, Alberta  T2P 0J9

Attention:  Corporate Secretary

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I HEREBY CERTIFY that I am a shareholder of the Corporation, and as such, request that you add my name to your supplemental list of shareholders.

NAME (PLEASE PRINT
ADDRESS
CITY	PROVINCE/STATE	POSTAL / ZIP CODE
COUNTRY	E-MAIL *
SIGNED:
(Signature of Shareholder)

* If you wish to receive electronic notification of the availability and/or release of supplemental information, please read the attached consent and provide your e-mail address above.

Please ensure your mailing address is complete.  In the event that electronic delivery fails, you may receive information by mail.

THE CONSENT FORM MUST BE SIGNED TO RECEIVE INFORMATION ELECTRONICALLY

CONSENT FORM

1.

I acknowledge that access to both Internet Email and The World Wide Web is required in order to access documents electronically.  I will receive by email notification of the availability of a document in electronic format.  The notification email will not contain the actual document.  The notification email will contain a web address (or hyperlink) where the document can be found.  By entering this address into my web browser, I can view, download, and print the document from my computer.

1.

I acknowledge documents distributed electronically will be distributed in Adobe’s Portable Document Format (PDF).  The Adobe Acrobat Reader software is required to view documents in PDF format.  The Reader software is available free of charge from Adobe’s web site at www.adobe.com.  The Reader software must be correctly installed on my system before I will be able to view documents in PDF format.

2.

I acknowledge that I may receive at no cost from the deliverer(s) a paper copy of any documents delivered electronically if I contact the deliverer by telephone (403/777-9200), by fax (403/777-9198), by email carla.driedger@cmt.net or regular mail (Suite 200, 630 – 4 Avenue SW, Calgary AB T2P 0J9).

3.

I understand that I will be provided with a paper copy of any document intended to be delivered electronically, if electronic delivery fails.

4.

I understand that my consent may be revoked or changed, including any change in electronic mail address to which documents are delivered, at any time by notifying the deliverer of such revised or revoked consent by telephone (403/777-9200), by fax (403/777-9198), by email carla.driedger@cmt.net or regular mail (Suite 200, 630 – 4 Avenue SW, Calgary AB T2P 0J9).

5.

I understand that I am not required to consent to electronic delivery.

I have read and understand this “Consent to Electronic Delivery of Documents” form and consent to the electronic delivery of the documents listed above that the deliverer elects to deliver to me electronically, all in accordance with my instructions above.

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SIGNATURE OF SHAREHOLDER